Exhibit 99.1

Wynn Resorts Announces Initial Settlement of Tender Offer and Completion of Private Offering of Wynn Las Vegas 5.25% Senior Notes due 2027
LAS VEGAS, May 11, 2017 (BUSINESS WIRE) - Wynn Resorts, Limited (NASDAQ: WYNN) announced today the initial settlement of the previously announced cash tender offer (the “Tender Offer”) by Wynn Las Vegas, LLC, an indirect wholly owned subsidiary of Wynn Resorts, Limited, for any and all of the 5.375% First Mortgage Notes due 2022 (the “2022 Notes”) issued by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “issuers”). The Tender Offer expired at 5:00 P.M., New York City time, on May 10, 2017 (the “Expiration Time”). At the Expiration Time, valid tenders had been received with respect to approximately $497.5 million of the $900 million aggregate principal amount of 2022 Notes outstanding (which excludes 2022 Notes subject to the guaranteed delivery procedures).
Wynn Las Vegas, LLC has accepted for payment all 2022 Notes validly tendered prior to the Expiration Date. On May 11, 2017, such tendering holders received the tender offer consideration in the amount of $1,029.35 for each $1,000 principal amount of 2022 Notes tendered, plus accrued and unpaid interest from the last interest payment date to, but excluding, the date hereof (the “settlement date”). With respect to 2022 Notes accepted for purchase that were tendered and are subsequently delivered in accordance with the guaranteed delivery procedures, such tendering holders will receive payment of the tender offer consideration for such accepted 2022 Notes (to the extent that such 2022 Notes were not delivered prior to the Expiration Time) on May 15, 2017, plus accrued and unpaid interest from the last interest payment date to, but excluding, the settlement date.
D.F. King & Co., Inc. acted as the information agent and tender agent.
On May 11, 2017, the issuers also completed their previously announced offering of $900 million aggregate principal amount of 5.25% Senior Notes due 2027 (the “2027 Notes”). Wynn Las Vegas, LLC used a portion of the net proceeds of the 2027 Notes offering to purchase the 2022 Notes tendered and accepted for purchase in the Tender Offer. Wynn Las Vegas, LLC intends to satisfy and discharge the indenture governing the 2022 Notes and use the remaining net proceeds from the 2027 Notes offering to redeem any 2022 Notes not tendered.
This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the 2022 Notes. The Tender Offer was conducted in accordance with the terms of and subject to the conditions specified in the Offer to Purchase, dated May 4, 2017, and the related Letter of Transmittal, which more fully set forth the terms and conditions of the Tender Offer.
The 2027 Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Therefore, the issuers may not offer or sell the 2027 Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy the 2027 Notes described in this press release, nor shall there be any sale of the 2027 Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This release contains forward-looking statements, including those related to the Tender Offer and the offering of 2027 Notes. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and Wynn Las Vegas, LLC’s and Wynn Resorts, Limited’s other periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.
Source: Wynn Resorts, Limited
Craig Billings, Chief Financial Officer & Treasurer
702-770-7000
investorrelations@wynnresorts.com